Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President — CEO	For Release
February 10, 2010
Company Press Release
Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2009 Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., February 10, 2010 (PRIME NEWSWIRE)—Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today fourth quarter net income of $936,000 or $0.22 per share compared to $2,633,000 or $0.63 per share for the fourth quarter of 2008. Fourth quarter 2008 earnings included a non-recurring tax benefit of $1,908,000 related to the impairment charge the Company took on its investment in FHLMC preferred stock during the third quarter of 2008. Earnings for the full year 2009 were $3,384,000 or $0.80 per share for the year compared to $2,702,000 or $0.64 per share for 2008.
A cash dividend in the amount of thirteen cents $0.13 on the common stock of the Company was declared at the February 9, 2010 meeting of the Board of Directors. The dividend is payable on March 1, 2010 to stockholders of record at the close of business on February 19, 2010.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville “Jeff Bank”. As of December 31, 2009, Jeff Bank maintained ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro. In January 2010, an eleventh branch was opened in Bloomingburg.